Exhibit 99.1

Press Release	Source: Simclar, Inc.

Simclar Announces 2006 Results
Friday March 30, 5:01 pm ET

HIALEAH, Fla.--(BUSINESS WIRE)--Simclar, Inc. (Nasdaq:SIMC - News) today announced financial results for the fourth quarter of 2006 and for the full year that ended December 31, 2006. Results for the fourth quarter and for the full year of 2006 include the consolidated operations of Simclar, Inc. and its subsidiaries. For the fourth quarter of 2006, Simclar had net income of $949,000 or $0.15 per share, compared to net income of $192,000 or $0.03 per share for the fourth quarter of 2005. For the calendar year 2006, Simclar had net income of $2.9 million or $0.44 per share, compared to net income of $947,000 or $0.15 per share for 2005.

For the year 2006, Simclar reported total revenues of $116.0 million compared to $61.0 million in 2005, a 90% increase. For the fourth quarter of 2006, revenues increased $15.1 million or 83.5% to $33.2 million compared to $18.1 million for the fourth quarter of 2005.

Sam Russell, Chairman, stated, "I am pleased with the growth in revenues and profits resulting from our adding the backplane interconnect process to our existing capabilities in metal fabrication, cabling solutions, printed circuit board assemblies, and higher level assemblies. Our growth has come from both new and existing customers who are looking to consolidate their business with suppliers that can meet all their needs. We continue to seek operating efficiencies and opportunities to leverage all our capabilities to bring higher value to our customers."

Simclar, Inc., with five North American manufacturing locations, and two regional Sales/NPI locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 31 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, the effectiveness of our internal controls, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc at its website, www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Marshall Griffin, CFO, 937-220-9777